FOR IMMEDIATE RELEASE
NEW SOURCE ENERGY PARTNERS REPORTS FIRST QUARTER 2015 RESULTS

OKLAHOMA CITY, OKLAHOMA, MAY 11, 2015 - New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced financial and operating results for the quarter ended March 31, 2015.

First Quarter 2015 Highlights

•	Increased total revenue to approximately $38.1 million in the first quarter 2015 compared to approximately $27.4 million in the first quarter of 2014

•	Adjusted EBITDA of approximately $6.1 million in the first quarter 2015 compared to approximately $12.1 million in the first quarter 2014

•	Distributable Cash Flow ("DCF") of approximately $3.9 million in the first quarter 2015 compared to approximately $7.4 million in the first quarter 2014

•	DCF per unit of approximately $0.24 per common unit resulting in a coverage ratio of 1.2x, which reflects the declared distribution of $0.20 for the first quarter of 2015
Management Commentary
"Our first quarter results are a direct reflection of the challenging environment our industry is currently facing," said Kristian Kos, Chairman and CEO. "We expect these challenging conditions to persist through the entirety of 2015. However, we believe the Partnership is taking the necessary actions to position itself for growth in the current environment. Last month we completed a transaction with Larry E. Lee, Owner of 2100 Energy LLC and CEO of RAM Energy, LLC. Larry brings over 39 years of E&P experience and will be a significant influence in developing the E&P division of our business, which will allow myself and Dikran to focus on growing the OFS division of our business. Additionally, last week we took a significant step toward addressing the reduction to the borrowing base under our credit facility by completing a successful $44 million preferred equity offering. We are pleased with the steps that we have taken thus far in 2015 and will continue to take prudent steps to continue to deliver value to our unitholders."

Exploration and Production Operational Results
The following table reflects production, pricing and cost for the Exploration and Production ("E&P") division for the first quarter of 2015 compared to the first quarter of 2014.

	Three Months Ended March 31,

	2015	2014
Production volumes:
Oil (Bbls)	37,561	40,681
Natural gas (Mcf)	736,758	988,216
NGLs (Bbls)	189,689	205,583
Total production volumes (Boe)	350,043	410,967
Average daily volumes (Boe)	3,889	4,566

Average price:
Oil (per Bbl)	$45.05	$97.02
Natural gas (per Mcf)	2.50	5.43
NGL (per Bbl)	15.98	46.40
Total, excluding derivatives (per Boe)	18.76	45.87
Realized gain (loss) on derivative settlements (per Boe)	6.68	(5.91)
Total, including derivatives (per Boe)	$25.44	$39.96

Average production costs (per Boe)	$11.58	$10.96
Average production tax (per Boe)	$0.89	$2.14

Derivative Position
The following table reflects the Partnership's percentage of production hedged through 2016. We utilize fixed price swaps, collars and put options as part of our strategy to hedge the variability of oil, natural gas, and NGL prices. Additional information on our derivatives is available on our website, www.newsource.com, under the Investors tab.

	Oil	Natural Gas	NGLs	Total
2015	85%	68%	9%	54%
2016	30%	27%	—%	19%

Credit Facility and Year End Reserves
In May 2015, the borrowing base on our senior secured revolving credit facility was reduced from $84.0 million to $60.0 million as a result of our semi-annual redetermination. The borrowing base is dependent on our estimated oil, natural gas, and NGL reserves, which have declined as a result of lower commodity prices and curtailed drilling activity. As of May 8, 2015, the Partnership had $43.0 million outstanding on its revolving credit facility.

Oilfield Services Results
Adjusted EBITDA for the Oilfield Services ("OFS") division was approximately $3.8 million in the first quarter of 2015 compared to approximately $12.4 million in the fourth quarter of 2014. Revenue was approximately $31.6 million for the first quarter of 2015 with an average weekly rig count of 867 compared to approximately $44.6 million in the fourth quarter of 2014 with an average weekly rig count of 1,165. The decline in revenue and adjusted EBITDA reflects the reduction in drilling activity as a result of lower commodity prices and the discounts we have offered our customers in the first quarter of 2015.

"The decline in rig count and drilling activity has directly affected the OFS business," said Dikran Tourian, President and Chief Operating Officer. "We have put significant cost cutting measures in place in the second quarter across the entire OFS division that we believe will drive the EBITDA results given in our 2015 guidance."

Cash Distributions
The Board of Directors of New Source's general partner declared a cash distribution for the first quarter of 2015 of $0.20 per unit, or $0.80 per unit on an annualized basis. The first quarter distribution will be paid on May 15, 2015, to all common unit holders of record on May 11, 2015.

Use of Non-GAAP Financial Measures
New Source presents Adjusted EBITDA, DCF and Distributable Cash Flow Coverage Ratio (“Coverage Ratio”), which are non-GAAP financial measures, in this press release.  New Source defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation, depletion and amortization, accretion expense, impairment, non-cash compensation expense, transaction fees, (gain) loss on derivative contracts net of cash received (paid) on settlement of derivative contracts and other non-recurring gains and losses.  New Source defines DCF as Adjusted EBITDA less cash interest expense and estimated maintenance capital expenditures, as defined below.  New Source calculates its Coverage Ratio using DCF generated during the period compared to the aggregate cash distributions paid with respect to the period.

Maintenance capital expenditures represent the amount of capital expenditures necessary to maintain the revenue generating capabilities of the Partnership's assets at current levels over the long term.  We consider maintenance capital expenditures to be capital expenditures required to replace revenue generating assets (including production and producing reserves from our oil and natural gas operations and vehicles and other equipment from our oilfield services operations) on an individualized basis.

New Source believes that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our results of operations. The tables included in this press release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.  Non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income or any other measure of liquidity or financial performance calculated and presented in accordance with GAAP.  Investors should not consider Adjusted EBITDA, DCF or Coverage Ratio in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP.  Because Adjusted EBITDA, DCF and Coverage

Ratio may be defined differently by other companies in our industry, New Source’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of Adjusted EBITDA and DCF to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Reconciliation of Adjusted EBITDA and DCF to Net Loss:

	Three Months Ended
	March 31,
	2015	2014
	(in thousands, except per unit and coverage ratio)
Net loss attributable to New Source Energy Partners L.P.	$(57,172)	$(1,531)
Interest expense	1,348	969
Depreciation, depletion and amortization	12,347	9,279
Accretion expense	74	68
Impairment of oil and natural gas properties	43,119	—
Non-cash compensation expense	3,861	258
Transaction fees	694	1,911
(Gain) loss on derivative contracts, net	(1,224)	3,132
Cash received (paid) on settlement of derivative contracts	2,339	(2,429)
Other	719	—
Change in fair value of contingent consideration	—	433
Adjusted EBITDA	6,105	12,090
Cash paid for interest	1,149	999
Maintenance capital expenditures (1)	1,039	3,679
Distributable cash flow	$3,917	$7,412
Aggregate distributions for period	$3,312
Number of units (2)	16,558
DCF per unit	$0.24
Coverage Ratio(3)	1.2
__________

(1)
Amounts reflect capital expenditures during the period presented. Future maintenance capital expenditures will vary depending on various factors, including, but not limited to, maintenance schedules and the timing of capital projects. Of the estimated maintenance capital expenditures for the three months ended March 31, 2015, approximately $0.8 million relates to the Exploration and Production division and approximately $0.2 million relates to the Oilfield Services division.

(2)	Since the first quarter cash distribution of $0.20 per unit is below the Partnership's declared minimum quarterly distribution of $0.525 per unit, distributions will not be paid on Subordinated Units.

(3)	Coverage ratio reflects the declared distribution of $0.20 in the second quarter of 2015.

Reconciliation of Adjusted EBITDA by Segment to Net Loss by Segment:

	Three Months Ended
	March 31, 2015
	E&P	OFS
	(in thousands)
Net loss attributable to New Source Energy Partners L.P.	$(49,922)	$(7,250)
Interest expense	867	481
Depreciation, depletion and amortization	4,720	7,627
Accretion expense	74	—
Impairment of oil and natural gas properties	43,119	—
Non-cash compensation expense	1,226	2,635
Transaction fees	694	—
Gain on derivative contracts, net	(1,224)	—
Cash received on settlement of derivative contracts	2,339	—
Other	378	341
Adjusted EBITDA	$2,271	$3,834

Conference Call
A conference call for investors will be held Monday, May 11, 2015, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the Partnership’s first quarter 2015 results. Hosting the call will be Kristian B. Kos, Chairman and Chief Executive Officer, Dikran Tourian, President and Chief Operating Officer, Amber Bonney, Principal Accounting Officer, and Larry E. Lee, Owner of 2100 Energy LLC and Chief Executive Officer of RAM Energy LLC.

The call can be accessed live over the telephone by dialing (877) 407-4018, or for international callers, (201) 689-8471. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176 or for international callers, (858) 384-5517. The pass code for the replay is 13609411. The replay will be available until May 25, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Partnership’s website at www.newsource.com in the Investors-Presentations link. A replay of the webcast will also be available for approximately 30 days following the call.

About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy partnership engaged in the production of its onshore oil and natural gas properties that extends across conventional resource reservoirs in east-central Oklahoma and in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes. For more information on the Partnership, please visit www.newsource.com.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of federal securities laws. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. We have based these forward-looking statements on our current expectation and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. We undertake no obligation to update or revise any forward-looking statements except as may be required by applicable law.

New Source Energy Partners L.P. – Investor & Media Contact
Nick Hodapp
Director - Investor Relations
(405) 272-3028
nhodapp@newsource.com

New Source Energy Partners L.P.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2015	2014

	(in thousands, except per unit amounts)
Revenues:
Oil sales	$1,692	$3,947
Natural gas sales	1,843	5,367
NGL sales	3,032	9,537
Oilfield services	31,550	8,576
Total revenues	38,117	27,427
Operating costs and expenses:
Oil, natural gas and NGL production	4,055	4,503
Production taxes	311	879
Cost of providing oilfield services	23,059	4,566
Depreciation, depletion and amortization	12,347	9,279
Accretion	74	68
Impairment of oil and natural gas properties	43,119	—
General and administrative	12,234	5,560
Total operating costs and expenses	95,199	24,855
Operating (loss) income	(57,082)	2,572
Other income (expense):
Interest expense	(1,348)	(969)
Gain (loss) on derivative contracts, net	1,224	(3,132)
Other income (expense)	34	(2)
Net loss	(57,172)	(1,531)
Less: net income attributable to noncontrolling interest	—	—
Net loss income attributable to New Source Energy Partners L.P.	$(57,172)	$(1,531)

Net loss per unit:
Net loss per general partner unit	$(3.03)	$(0.12)
Net loss per subordinated unit	$(3.23)	$(0.12)
Net loss per common unit	$(3.03)	$(0.12)

New Source Energy Partners L.P.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2015	December 31, 2014
	(in thousands, except unit amounts)
ASSETS
Current assets:
Cash	$1,531	$5,504
Restricted cash	85	350
Accounts receivable	24,404	31,919
Accounts receivable-related parties	5,519	4,946
Derivative contracts	7,292	8,248
Inventory	4,564	4,236
Other current assets	2,850	2,489
Total current assets	46,245	57,692

Oil and natural gas properties, at cost using full cost method of accounting:
Proved oil and natural gas properties	333,205	332,413
Less: Accumulated depreciation, depletion, amortization and impairment	(201,548)	(153,734)
Total oil and natural gas properties, net	131,657	178,679
Property and equipment, net	72,744	68,886
Intangible assets, net	51,211	56,377
Goodwill	9,315	9,315
Derivative contracts	1,659	1,818
Other assets	2,702	2,779
Total assets	$315,533	$375,546

LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$16,152	$15,326
Accounts payable-related parties	266	2,318
Factoring payable	11,352	13,152
Contingent consideration payable	11,572	11,572
Other current liabilities	122	113
Current portion of long-term debt	12,277	11,825
Total current liabilities	51,741	54,306
Long-term debt	94,804	95,218
Contingent consideration payable	10,633	10,801
Asset retirement obligations	3,639	3,568
Other liabilities	252	339
Total liabilities	161,069	164,232
Commitments and contingencies
Unitholders' equity:
Common units 16,403,134 units issued and outstanding at March 31, 2015 and 16,160,381 units issued and outstanding at December 31, 2014	180,014	231,510
Common units held in escrow	(4,680)	(6,955)
Subordinated units 2,205,000 units issued and outstanding at March 31, 2015 and December 31, 2014	(35,845)	(28,717)
General partner's units 155,102 units issued and outstanding at March 31, 2015 and December 31, 2014	(2,445)	(1,944)
Total New Source Energy Partners L.P. unitholders' equity	137,044	193,894
Noncontrolling interest	17,420	17,420
Total unitholders' equity	154,464	211,314
Total liabilities and unitholders' equity	$315,533	$375,546